Exhibit 4.4

PROMISSORY NOTE

$ (U.S.)	Note Date:	Los Angeles, California

Water Contract No.:	Well No.	Note Number:

1. PROMISE TO PAY:

FOR GOOD AND VALUABLE CONSIDERATION, the adequacy and sufficiency of which are hereby acknowledged, and in return for the Loan, Basin Water, Inc., a California corporation (“Borrower”) promises to pay to the order of BWCA I, LLC, a Delaware limited liability company (“Lender”) the amount of              Dollars ($             ) in lawful money of the United States of America, together with interest thereon and all other amounts payable to Lender as provided for by the terms of this Note.

2. DEFINITIONS:

“Collateral” means any property taken as security for payment of this Note or any guarantee of this Note.

“Guarantor” means each person or entity that signs a guarantee of payment of this Note.

“Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this Loan signed by Borrower, by any Guarantor, or by anyone who pledges collateral and includes, but is not limited to, any pertinent Business Loan Agreement and Security Agreement including, but not limited to, those with a reference date of July 1, 2003. This Note is subject to the terms of each of the Loan Documents.

3. PAYMENT TERMS:

Borrower shall make all payments at the place Lender designates. Lender may change the place of payment from time to time as Lender may determine and Borrower will make payments to such changed place of payment from and after date of notification to Borrower thereof. Except as otherwise provided in the Loan Documents, the payment terms for this Note are:

a. Payment of Interest:

Interest shall accrue on the unpaid principal balance of this Note at the rate of nine percent (9%) per annum, commencing on the date the draw requested by Borrower has been funded by Lender and ending as and when the unpaid principal balance has been repaid. Interest hereunder shall be computed each calendar quarter on the principal amounts outstanding during that quarter for the actual number of days such amounts were outstanding. Interest payments shall be paid on the first day of January, April, July and October and will be delinquent if not received by Lender in hand by the tenth (10th) day of said months. A year shall be considered to have 365 days for the purpose of computing interest hereunder.

b. Payment of Principal:

Principal shall be repaid in seven (7) equal annual installments, commencing on June 30 or December 31 next following the date that is three (3) years from the date of the first draw-down. Notwithstanding any term hereof, if under the terms hereof payment of principal could occur after December 31, 2013, then all outstanding amounts of principal and interest must be repaid in full not later than December 31, 2013.

c. Latest Payment Date. Unless sooner paid, all remaining principal and accrued interest together with all other amounts required by this Note are due and payable on December 31, 2013.

d. Late Charge; Interest on Delinquent Amounts. If a payment on this Note is more than ten (10) days late, Lender may charge Borrower a late fee of 5% of the unpaid portion of the regularly scheduled payment. All sums not paid when and as due shall accrue interest at the lesser of the rate of eighteen (18%) per annum or at the highest rate permitted by law from the due date until paid in full.

4. DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower commits an Event of Default under any of the Loan Documents and such Event of Default is not cured within the time, if any, permitted for cure under such Loan Documents.

5. LENDER’S RIGHTS IF THERE IS A DEFAULT:

With or without notice or demand and without giving up any of its rights, upon the occurrence of an Event of Default Lender may declare at once due and payable all amounts owing and/or outstanding under this Note, and have recourse to the Collateral and have each and every of the rights set forth in all of the Loan Documents, including any Security Agreement, in addition to any other remedy at law.

6. COSTS OF ENFORCEMENT OR DEFENSE; STATUTE OF LIMITATIONS:

Borrower shall pay all costs and expenses, including reasonable attorneys fees, incurred by Lender in the collection, enforcement or defense of this Note. Borrower agrees to assert any claim it may have against Lender or Lender’s successors prior to the expiration of the statute of limitations therefore and agrees that any claim not brought within that time shall be time-barred under the statute of limitations.

7. APPLICABLE LAW:

This Note and the Loan Documents shall be interpreted according to the laws of the State of California. Borrower consents to personal jurisdiction of the courts of the State of California. Borrower consents to the exclusive jurisdiction of the courts of the County of Los Angeles, State of California in the event any legal action is brought pertaining to this Note and/or the Loan Documents. Borrower agrees that this Note and the Loan Documents are entered into in the County of Los Angeles, State of California and agrees and consents that proper and exclusive venue of any judicial proceeding pertaining thereto is in the Central District of the Superior Court of the County of Los Angeles, State of California.

8. SUCCESSORS AND ASSIGNS:

Under this Note, Borrower includes Borrower’s successors and Lender includes its successors and assigns.

9. GENERAL PROVISIONS:

a.	All individuals signing this Note in an individual capacity and all entities signing this Note are jointly and severally liable.

b.	Borrower waives all suretyship defenses.

c.	Borrower must sign all documents necessary at any time to comply with the Loan Documents and to enable Lender to acquire, perfect, or maintain Lender’s liens on Collateral.

d.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses and will not be deemed to have made any election of remedies. Lender may delay or forgo enforcing any of its rights without giving up any of them, provided Lender does not delay past the expiration of the statute of limitations.

e.	Borrower may not use an oral statement of Lender or any other person to contradict or alter the written terms of this Note.

f.	If any part of this Note is unenforceable, all other parts remain in effect.

g.	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guaranty; did not pursue, obtain, perfect, or maintain a lien upon Collateral; impaired, released or determined not to pursue any Collateral or released or determined not to pursue or delayed pursuing any co-obligor and/or Guarantor.

10. PAROL EVIDENCE: The terms herein are all of the terms of this Note. The terms of this Note may not be altered or amended unless agreed to in writing by Lender and signed by Borrower. No oral or written statement or representation is binding or effective unless in writing and signed by the party to be charged. The terms hereof are the complete and exclusive statement of the terms of this Note. Notwithstanding same, reference may be had to the Loan Documents in any case.

11. WAIVER OF JURY TRIAL: Borrower acknowledges that the right to trial by jury is a constitutional one, but that it may be waived. Borrower, after consulting (or having had the opportunity to consult) with counsel of Borrower’s choice, knowingly and voluntarily, and for Borrower’s benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Note and/or the Loan Documents.

Basin Water, Inc., a California corporation, Borrower

By:
Peter L. Jensen, President:

By:
(Assistant) Secretary (Print Name legibly):

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